Exhibit 99.1

PSIVIDA’S PARTNER ALIMERA SCIENCES ANNOUNCES AN AGREEMENT TO RAISE CAPITAL TO FUND THE DEVELOPMENT AND COMMERCIALIZATION OF ILUVIEN®

WATERTOWN, MA, July 18, 2012—pSivida Corp. (NASDAQ: PSDV, ASX: PVA), a leader in developing sustained release, drug delivery products for treatment of back-of-the-eye diseases, today announced that its partner Alimera Sciences disclosed an agreement for a $40 million equity financing. Alimera identified the development and commercialization of ILUVIEN® as an intended use of the net proceeds from the offering.

“We are very pleased that Alimera has announced its intention to proceed with the direct commercialization of ILUVIEN in the United Kingdom, France and Germany, to the extent that ILUVIEN has received French and German approval, in 2013 and has arranged financing to provide the necessary capital to launch ILUVIEN in Europe,” said Dr. Paul Ashton, pSivida’s President and Chief Executive Officer. Under pSivida’s license agreement with Alimera, pSivida is entitled to 20 percent of net profits, as defined, on sales by Alimera and, in the event Alimera sublicenses commercialization in certain countries, pSivida will be entitled to receive 20 percent of royalties and 33 percent of non-royalty consideration received by Alimera, less certain permitted deductions.

Alimera reported that the closing of its proposed financing is subject to customary closing conditions, including the approval of the holders of a majority of the outstanding shares of common stock of Alimera, as required under the applicable regulations of The NASDAQ Global Market, at a special meeting of its stockholders. Stockholders holding approximately 56% of Alimera’s common stock, as of July 17, 2012, have entered into agreements with Alimera whereby they have agreed to vote all of their shares in favor of the financing transaction.

About pSivida Corp.

pSivida Corp., headquartered in Watertown, MA, develops tiny, sustained release, drug delivery products designed to deliver drugs at a controlled and steady rate for months or years. pSivida is currently focused on treatment of chronic diseases of the back of the eye utilizing its core technology systems, Durasert™ and BioSilicon™. ILUVIEN® for the treatment of Diabetic Macular Edema (DME), which is licensed to Alimera Sciences, Inc., is pSivida’s most advanced product candidate. It has received marketing authorization for chronic DME considered insufficiently responsive to available therapies in the UK, Austria and Portugal following a positive review by Austria, France, Germany, Italy, Portugal, Spain and the UK under the Decentralized Procedure. Marketing authorization in the remaining countries is anticipated in the coming months. An investigator-sponsored clinical trial is ongoing for an injectable, bioerodible insert to treat glaucoma and ocular hypertension. pSivida’s two FDA-approved products, Retisert® and Vitrasert®, are implants that provide long-term, sustained drug delivery to treat two other chronic diseases of the retina.

SAFE HARBOR STATEMENTS UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: Various statements made in this release are forward-looking, and are inherently subject to risks, uncertainties and potentially inaccurate assumptions. All statements that address activities, events or developments that we intend, expect or believe may occur in the future are forward-looking statements. These include statements regarding Alimera completing its proposed financing, the allocation of net proceeds by Alimera to the development and commercialization of ILUVIEN, and the potential for and timing of French and German market authorization of ILUVIEN. The following are some of the factors that could cause actual results to differ materially from the anticipated results or other expectations expressed, anticipated or implied in our forward-looking statements: conditions to the Alimera capital raise may not be satisfied; if Alimera’s proposed offering closes, Alimera may fail to deploy substantial net proceeds to the commercialization of ILUVIEN; the timing and conditions for additional regulatory approvals are subject to decisions by regulators; necessity to raise additional capital to finance Phase III uveitis trials as well as other working capital needs; ability to obtain additional capital; ability to initiate and complete clinical trials and obtain regulatory approval of product candidates; adverse side effects; Alimera’s ability to successfully obtain regulatory approval of and commercialize ILUVIEN for DME in the EU; actions with respect to regulatory approval of ILUVIEN for DME in the U.S.; ability to attain profitability; exercise by Pfizer of the Latanoprost Product option; further impairment of intangible assets; fluctuations in operating results; decline in royalty revenues; ability to find partners to develop and market products; termination of license agreements; competition; market acceptance of products and product candidates; reduction in use of products as a result of future guidelines, recommendations or studies; ability to protect intellectual property and avoid infringement of others’ intellectual property; retention of key personnel; product liability; consolidation in the pharmaceutical and biotechnology industries; compliance with environmental laws; manufacturing risks; risks and costs of international business operations; credit and financial market conditions; legislative or regulatory changes; volatility of stock price; possible dilution; possible influence by Pfizer; ability to pay any registration penalties; absence of dividends; and other factors described in our filings with the Securities and Exchange Commission. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Our forward-looking statements speak only as of the dates on which they are made. We do not undertake any obligation to publicly update or revise our forward-looking statements even if experience or future changes makes it clear that any projected results expressed or implied in such statements will not be realized.

Contacts:

US: Beverly Jedynak, President, Martin E. Janis & Company, Inc., 312-943-1123, bjedynak@janispr.com

Australia: Brian Leedman, Vice President, Investor Relations, pSivida Corp., +61 (0) 41 228 1780, brianl@psivida.com